                                                                   EXHIBIT 10.20
[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]
                       SETTLEMENT AND LICENSE AGREEMENT &
                      AGREEMENT OF DISMISSAL WITH PREJUDICE

         THIS SETTLEMENT AND LICENSE AGREEMENT & AGREEMENT OF DISMISSAL WITH PREJUDICE ("Agreement") is made as of September 6, 1996 ("Effective Date"), by and between Biosite Diagnostics, Inc., a Delaware corporation, having an office and principal place of business at 11030 Roselle Street, San Diego, California 92121 ("Biosite") and Abbott Laboratories, an Illinois corporation, having an office and principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott").

         WHEREAS, on May 5, 1994, Abbott filed a patent infringement suit against Biosite in the United States District Court for the Northern District of Illinois, with respect to United States Patent No. 5,073,484 (Case No. 94 C
2808);

         WHEREAS, Biosite and Abbott wish to resolve the issues relating to such action.

         NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Abbott and Biosite agree as follows;

                             ARTICLE I - DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

         1.01 The term "Action" means the action presently pending in the United States District Court for the Northern District of Illinois, Abbott Laboratories v. Biosite Diagnostics, Inc., bearing the Case Number 94 C 2808.

         1.02 The term "Affiliate" means with respect to a party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other business entity.

         1.03 The term "Combination Product" means a Product that is sold in combination with one or more other products which have commercial utility other than use in combination with a Product.

         1.04   The term "DOA Diagnostics Field" means the following field:
[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         1.05 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field" means the following field: [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         1.06 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field" means the following field: [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         1.07   The term "Net Sales" means:

                (A) the gross invoiced price for all Products sold or otherwise transferred for tangible value by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) in arm's length transactions to unrelated third parties for monetary or other valuable consideration, less deductions for:

                     (i) quantity, trade and cash discounts or rebates, credits or allowances and adjustments separately and actually credited to customers for rejections and returns of Products;

                     (ii) charges for freight, postage, transportation, import or export taxes, excise taxes and other similar taxes, insurance and other delivery costs not otherwise charged to the customer; and

                     (iii) any tax or other government charges imposed on the sale or use of Products (other than income tax) levied on its sale, transportation or delivery and borne by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement).

                (B) With respect to Combination Products, the gross invoiced price of such Combination Products billed to customers by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement), less: the allowances and adjustment referred to in subparagraph (A) above, multiplied by a fraction the numerator of which shall be the gross selling price of the Product as sold separately and the denominator of which shall be the sum of the gross selling price(s) of each of the other products having commercial utility in the Combination Product including the Product. If there is no established current gross selling price for the Product or for other products having commercial utility, then for purposes of calculating Net Sales the standard costs in accordance with Generally Accepted Accounting Principles ("GAAP") of manufacturing of the Product with the other products having commercial utility shall be used to determine the percentage of sales attributable to Product.

                (C) In the event that a Product sold by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) is increased in price to include an amount to cover the amortized cost of an instrument system and/or other equipment supplied to a customer by Biosite or its Affiliates under a Reagent Agreement Plan, Reagent Rental Plan, or other successor or similar plan (collectively referred to herein as "RAP"), the

Net Sales for such Product on which royalty shall be calculated shall be determined by reducing the total Net Sales of such Product (including the total of sale of Product and instrument system RAP) by the amount of the price increase attributable to RAP, in accordance with accounting procedures consistent with GAAP, provided the minimum amount attributable to the Net Sales of the Product shall be no less than the per unit current retail selling price of the Product as sold alone to non-RAP customers.

         1.08 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field" means the following field: [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], excluding the DOA Diagnostics Field.

         1.09 The term "Patents" means (A) U.S. Patent No. 5,073,484 and equivalent foreign patents or patent applications, as set forth in the attached Exhibit A, and (B) all divisions, continuations, continuations-in-part, reexaminations, reissues, additions, renewals and extensions of such patents.

         1.10 The term "Product" means any rapid immunoassay devices (including but not limited to those using the Triage(R) platform) which are manufactured and sold by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) on the Effective Date or thereafter, and which fall within the scope of the claims of any of the Patents or would infringe the claims of any of the Patents but for the licenses granted under Section 3.01.

         1.11 The term "Valid Claim" shall mean a claim of an issued and unexpired Patent which neither has been held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, nor has been admitted by the holder of the Patent to be invalid or unenforceable through reissue, reexamination, disclaimer, abandonment or otherwise.

         1.12 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field" means the following field: [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

              ARTICLE II - RELEASE AND CONCLUSION OF CONTROVERSIES

         2.01 As of the Effective Date, Abbott releases and forever discharges Biosite and its Affiliates, and their respective agents, attorneys, directors, officers and employees, from any and all claims and demands whatsoever in law and equity, whether now known or unknown, arising from any infringement or alleged infringement of one or more claim of any Patents by Biosite or its Affiliates occurring prior to the Effective Date or arising out of or relating to the Action or any claims or allegations asserted in the Action, except to the extent any such claims and demands relate to the manufacture, sale or use of Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field after the Effective Date.

         2.02 As of the Effective Date, Biosite releases and forever discharges Abbott and its Affiliates, and their respective agents, attorneys, directors, officers and employees, from any and all claims and demands whatsoever in law and equity, whether now known or unknown, arising out of or relating to the Action or any claims or allegations asserted in the Action.

         2.03 The parties shall enter into and promptly submit to the United States District Court for the Northern District of Illinois ("Court") a Joint Stipulation and Order of Dismissal in the form attached as Exhibit B. The parties shall take all necessary steps to secure the entry of the Joint Stipulation and Order of Dismissal. The Action will be finally terminated by the entry of the Joint Stipulation and Order of Dismissal and no appeal shall be taken by any party from such Order. This Agreement shall not be filed with the Court.

         2.04 Abbott and Biosite each expressly waives any right or claim it may have to recover from the other party court costs or attorneys' fees arising from or in connection with the Action.

         2.05 The Protective Order entered in the Action, a copy of which is attached as Exhibit C, shall remain in full force and effect indefinitely, and Biosite and Abbott each shall continue to comply with its terms upon the termination of the Action.

                           ARTICLE III - LICENSE GRANT

         3.01 (A) Upon the date of receipt by Abbott of the sum set forth in
Section 4.01 hereof, Abbott, as of the Effective Date, grants to Biosite and its Affiliates a fully paid-up, worldwide, non-exclusive license under the Patents, to make, have made, use, import, offer to sell, sell and have sold Products in the DOA Diagnostics Field, subject to the terms of Articles VI and VII hereof.

              (B) As of the Effective Date, Abbott also grants to Biosite and its Affiliates a royalty-bearing (at the rate specified in Section 4.03), worldwide, non-exclusive license under the Patents to make, have made, use, import, offer to sell, sell and have sold Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field, subject to the terms of Articles VI and VII hereof,

              (C) As of the Effective Date, Abbott also grants to Biosite and its Affiliates a royalty-bearing (at the rate specified in Section 4.04), worldwide, non-exclusive license under the Patents to make, have made, use, import, offer to sell, sell and have sold Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field, subject to the terms of Articles VI and VII hereof.

              (D) Biosite and its Affiliates [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] under the licenses granted pursuant to
Section 3.01(A), (B) or (C), except as provided in Section 3.01(E) and (F) below.

              (E) Biosite and its Affiliates shall have the right to grant sublicenses [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] to one or more third parties under the licenses granted pursuant to
Section 3.01(A), (B) and (C), only if all of the following requirements are met for each such sublicense:

                   (i) Such sublicense shall be granted [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

                   (ii) Such sublicense shall be [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

                   (iii) Such sublicense shall be royalty-bearing in all fields, with the following royalties being payable to Abbott based on the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] at the following rates: (a) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the DOA Diagnostics Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field, and (b) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.

              (F) Under the scope of the licenses granted pursuant to Section
3.01 (A), (B) and (C) (and without the necessity of granting sublicenses to any third party), Biosite, its Affiliates and its sublicensees (to the extent authorized under this Agreement) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

         3.02 Biosite and its Affiliates shall not, except as may be required by law or an order of a court or governmental agency, file, permit to be filed on their behalf, cooperate with or assist any other party in the filing or taking of any action before any court or governmental agency to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         3.03 Abbott hereby covenants that it will not, and it will cause its Affiliates not to, file, permit to be filed on their behalf, or take any action to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         3.04 No license or any other right is granted by implication or otherwise with respect to any patent application or patent except as specifically set forth herein. For the avoidance of doubt, no license is being granted hereunder in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field.

                ARTICLE IV - PAYMENTS RECORD KEEPING AND REPORTS

         4.01 Biosite shall pay to Abbott the amount of Five Million Five Hundred Thousand U.S. Dollars ($5,500,000) within three (3) business days following the date of the entry of the Dismissal With Prejudice, by electronically transferring such funds to the following Abbott bank account:

                           City Bank of New York
                           (for Abbott Laboratories)
                           ABA #[CONFIDENTIAL MATERIAL REDACTED AND FILED
                                SEPARATELY WITH THE COMMISSION]
                           Account #[CONFIDENTIAL MATERIAL REDACTED AND FILED
                                SEPARATELY WITH THE COMMISSION]

Such payment shall be allocated as follows: (A) Two Million U.S. Dollars ($2,000,000) shall be a payment for Abbott's settlement of the Action and (B) Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) shall be a payment for Abbott's license grant pursuant to Section 3.01(A).

         4.02 If any of the Patents are held invalid or unenforceable by a court of competent jurisdiction or any other governmental agency, bureau, commission, authority or body, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         4.03 In consideration of Abbott's license grant pursuant to Section 3.01(B), Biosite shall pay Abbott a royalty of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Biosite's Net Sales of Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.

         4.04 In consideration of Abbott's license grant pursuant to Section 3.01(C), Biosite shall pay Abbott a royalty of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Biosite's Net Sales of Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.

         4.05 Royalty shall be payable only once with respect to the same unit of Product irrespective of the number of Valid Claims covering such unit of Product.

         4.06 All royalties due to Abbott hereunder shall be paid in United States Dollars. Biosite shall be responsible for making the payment to Abbott which payment shall be made by check or wire transfer, at Biosite's discretion. In the event that any Product is sold in a currency other than United States Dollars, the Net Sales of such Product for the reporting period shall be converted (for the purpose of calculation of such royalty) into its equivalent dollar value using standard Biosite financial report procedures and conversion methodology, which shall be consistent with GAAP. The royalty shall be paid in United States Dollars based on local sales converted to United States Dollars. The Biosite conversion methodology for sales shall be based on monthly averages (end of prior month spot rate plus end of current month spot rate divided by two) using central bank fixing rates (such as that in effect at the Chase Manhattan Bank) in countries where available and open market rates otherwise.

         4.07 Biosite shall keep and maintain full, true and accurate books of account containing all particulars that may be necessary, for the purpose of showing the amounts payable hereunder to Abbott. The books of account shall be kept at Biosite's principal place of business. The books of account and the supporting data shall be open once per year during the term of this Agreement at reasonable times during normal business hours, for two (2) years following the end of the calendar year to which they pertain, to the inspection of Abbott or its representatives for the sole purpose of verifying Biosite royalty statement or compliance in other respects with this Agreement. The costs and expenses relating to such inspection shall be borne by Abbott. In the event that Biosite royalties calculated for any semi-annual period are in error by greater than [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] for the period of time covered by the inspection, Biosite shall bear the reasonable costs of any audit and review initiated by Abbott.

         4.08 Biosite, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], shall deliver to Abbott true and accurate reports, giving such particulars of the business conducted by Biosite during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

              (A) number of Products manufactured and sold;

              (B) total billings for Products manufactured, used and sold;

              (C) deductions applicable as provided in Section 1.07 (Net Sales);
                  and

              (D) total royalty due.

         4.09 With each such report set forth in Section 4.08 submitted to Abbott, Biosite shall pay to Abbott royalty due and payable under this Agreement. If no royalty shall be due, Biosite shall so report.

         4.10 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of One Percent (1%) above the prime rate in effect at Chase Manhattan Bank (N.A.) from the due date.

                    ARTICLE V - ALTERNATE DISPUTE RESOLUTION

         The parties recognize that a bona fide dispute as to certain matters relating to either party's or their Affiliates' rights and obligations under this Agreement may from time to time arise. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to their respective officers designated below or their successors, for attempted resolution by good faith negotiations within twenty-eight (28) days after such notice is made as provided under Article X of this Agreement. Said designated officers are as follows:

FOR ABBOTT:      President, Diagnostics Division, or his designee.

FOR BIOSITE:     President and Chief Executive Officer, or his designee.


         In the event the designated officers are not able to resolve such dispute within such twenty-eight (28) day period, or any agreed extension thereof, either party may invoke binding Alterative Dispute Resolution (ADR) in accordance with the attached Exhibit D.

                            ARTICLE VI - TERMINATION

         6.01 This Agreement, unless earlier terminated as hereinafter provided, shall expire upon [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         6.02 In the event Biosite fails to pay the amount due Abbott under
Section 4.01 within the period of time provided therein, Abbott may terminate this Agreement if such amount is not paid within ten (10) days following written notice thereof to Biosite.

         6.03 In the event Biosite breaches its obligations under Section 3.02, Abbott may terminate this Agreement immediately upon written notice to Biosite.

         6.04 In the event either party files or otherwise becomes subject to bankruptcy or insolvency proceedings, the other party may terminate this Agreement immediately upon written notice to the party filing or otherwise becoming subject to bankruptcy or insolvency proceedings.

         6.05 In the event Biosite has not made at least one commercial sale to an unaffiliated third party of a Product in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field and/or the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Field on or before [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], Biosite's license under Section 3.01(C) in any such fields shall automatically terminate.

         6.06 The following provisions shall survive termination or expiration of this Agreement: Sections 2.01, 2.02, 2.03, 2.04, 2.05, 3.04, 14.01 and 14.02.

                           ARTICLE VII - ASSIGNABILITY

         Neither this Agreement nor the license herein granted to Biosite shall be assignable or otherwise transferable by Biosite [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

              (A) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

              (B) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

                  (i) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]; and

                  (ii) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

                            ARTICLE VIII - WARRANTIES

         8.01 Abbott represents and warrants to Biosite that:

              (A) Abbott has the full right, power and authority to grant the licenses to Biosite as set forth in Section 3.01 of this Agreement;

              (B) this Agreement has been duly authorized, executed and delivered by Abbott and constitutes a valid, binding and legally enforceable agreement of Abbott;

              (C) the execution and delivery of this Agreement and the performance by Abbott of its covenants and agreements herein contained, including the grant of the license to Biosite, are not restricted by and are not in conflict with, any agreement binding on Abbott or any of its Affiliates;

              (D) to the best of Abbott's knowledge, no claim in the Patents has been held invalid; and

              (E) other than the Action and the proceedings referenced in the attached Exhibit E, to the best of Abbott's knowledge, there are not any legal proceedings pending challenging the validity or enforceability of any Patents.

         8.02 Biosite represents and warrants to Abbott that:

              (A) this Agreement has been duly authorized, executed and delivered by Biosite and constitutes a valid, binding and legally enforceable agreement of Biosite; and

              (B) the execution and delivery of this Agreement and the performance by Biosite of its covenants and agreements herein contained are not restricted by and are not in conflict with, any agreement binding on Biosite or any of its Affiliates.

                           ARTICLE IX - APPLICABLE LAW

         This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of New York, U.S.A.; provided that all questions concerning the construction or effect of the Patents shall be decided in accordance with the laws of the country in which the particular Patents have been filed or granted, as the case may be.

                               ARTICLE X - NOTICES

         Services of all notices hereunder shall be in writing and shall be made by courier, U.S. Mail, or by facsimile transmission (followed by courier or U.S. Mail delivery), to the addresses below, and the effective date of giving of such notices shall be the date on which such notice is actually received by the recipient. Notices shall be addressed as follows:

If to Abbott:

Director, Technology Acquisition
Abbott Laboratories
D-9RK, AP6C
100 Abbott Park Road
Abbott Park, Illinois 60064-3500

With a copy to:

General Counsel
Abbott Laboratories
D-364, AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-3500

If to Biosite:

Mr. Kim Blickenstaff
President and CEO
Biosite Diagnostics, Inc.
11030 Roselle Street
San Diego, California 92121

With a copy to:

Thomas E. Sparks, Jr., Esq.
Pillsbury Madison & Sutro LLP
235 Montgomery Street
San Francisco, California 94104

or to any other such address as may from time to time be designated by the receiving party.

                          ARTICLE XI - ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any written or oral prior agreements or understandings with respect thereto.

                      ARTICLE XII - WAIVER AND MODIFICATION

         No variation or modifications of any of the terms or provisions of this Agreement shall be valid unless in writing and signed by an authorized representative of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

                             ARTICLE XIII - HEADINGS

         The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement

                   ARTICLE XIV - CONFIDENTIALITY AND PUBLICITY

         14.01 The existence of this Agreement and the terms thereof shall remain confidential. None of the parties shall disclose to or discuss in any manner with any third party the terms of this Agreement, or any other aspect of the Action or their respective claims therein, except as provided in Section 14.02.

         14.02 Unless mutually agreed upon by the parties, no party, including its agents, attorneys, directors, officers, employees and Affiliates, shall originate nor participate in any publicity, news release or other public statement or announcement, written or oral, whether to the public, press, to stockholders or otherwise, relating to the subject matter of this Action or issues raised during the Action or this Agreement, to any amendment hereto or to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by applicable laws or regulations to be made. At least fifteen (15) business days prior to such announcement, to the maximum extent practicable, the party making such announcement shall give the other party an opportunity to review and comment on the form of the announcement, and the party making such announcement shall give due consideration to the other party's comments. To the extent giving fifteen (15) business days notice is not practicable, the party making such announcement shall use its best efforts to give the other party as much time as possible in advance of such announcement to review and comment on the form of the announcement.

                            ARTICLE XV - SEVERABILITY

         If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect, unless a party would thereby be deprived of a substantial portion of its consideration. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

                           ARTICLE XVI - COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.



ABBOTT LABORATORIES                       BIOSITE DIAGNOSTICS, INC.


By: /s/ Miles D. White                    By: /s/ Kim D. Blickenstaff
   ----------------------------------        -----------------------------------

Title: SVP - President ADD                Title: President & CEO
      -------------------------------           --------------------------------

Date:  9/6/96                             Date: September 6, 1996
     --------------------------------          ---------------------------------

                                    EXHIBIT A

[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
     COMMISSION]PATENTS

COUNTRY               PATENT/APPLICATION  STATUS
                      NUMBER
Australia             560,552             Issued 4/9/87

Brazil                8,301,191           Issued 11/22/83

Canada                1,206,878           Issued 7/1/86

EPO                   Pub. No. 088,636    Granted 8/28/91
(Nationalized in:
Belgium, Germany,
France, United
Kingdom, Italy,
Luxembourg,
Netherlands, Sweden)

India                 157,435             Issued 3/29/86

Israel                68,082              Issued 12/31/86

[CONFIDENTIAL         [CONFIDENTIAL       [CONFIDENTIAL
MATERIAL REDACTED     MATERIAL REDACTED   MATERIAL REDACTED
AND FILED             AND FILED           AND FILED
SEPARATELY WITH THE   SEPARATELY WITH     SEPARATELY WITH THE
COMMISSION]           THE COMMISSION]     COMMISSION]

South Africa          83/1617             Issued 3/28/84

United States         5,073,484           Issued 12/17/91

                                    EXHIBIT E

                       PENDING LEGAL PROCEEDINGS INVOLVING
                              PATENT NO. 5,073,484


1.       [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
THE COMMISSION] is involved in an interference with [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] assigned to
[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
COMMISSION].

2.       [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
THE COMMISSION] has been opposed by two parties. At this time, Abbott has not received any documents relating to the opposition.